Exhibit 10.1
Amended and Restated
Non-Employee Director Compensation Summary
1. The following non-employee Board members will receive the following annual retainer:
     (a) The non-executive chairman of the Board will receive a $100,000 annual retainer;
     (b) Each non-employee Board member (other than the non-executive chairman of the Board) will receive a $50,000 annual retainer;
     (c) The chairman of the Audit Committee will receive an additional $10,000 annual retainer; and
     (d) Each chairman of each Committee of the Board (other than the chairman of the Audit Committee) will receive an additional $5,000 annual retainer.
2. The annual retainer amounts set forth above shall be payable quarterly in arrears on the fifth business day prior to the end of each calendar quarter. For each year, any such Board member may elect (by giving written notice to the Company on or before the first business day of the applicable calendar year) to receive such annual retainer in the form of shares of Common Stock of the Company, payable quarterly in arrears on the fifth business day prior to the end of each calendar quarter under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”) (with the value of such shares of Common Stock being the Fair Market Value (as defined in the Plan) thereof on the fifth business day before the end of each calendar quarter). Notwithstanding the preceding sentence, any Board member who has so elected to receive such annual retainer in the form of shares of Common Stock of the Company may revoke such election for the balance of such calendar year by giving written notice to the Company at any time when such Board member is otherwise eligible to purchase and sell shares of Common Stock of the Company pursuant to the Company’s then existing trading policies and procedures with respect to such purchases and sales. This annual retainer will be pro rated for any partial year.
4. Each existing non-employee Board member will receive an annual award of restricted stock on the third Wednesday of each calendar year as follows, with each award being fully vested as of the award date, and will otherwise be subject to the terms of the Plan:
     (a) Chairman of the Board: 2,500 shares
     (b) Other non-employee Board member: 1,667 shares
Additional grants may be made from time to time.
5. Each new non-employee Board member joining the Board will receive an initial award of 1,667 shares of restricted stock, which shares shall be fully vested as of the award date. Each new non-employee Board member will be eligible in the following year to receive the annual restricted stock award referred to in Section 4 above.
6. No member of the Board will receive any fees for attending any meetings of the Board or its committees.
7. Each non-employee Board member and each member of a Board committee will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.
Effective May 25, 2011